UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 6, 2009

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 6, 2009, GMX Resources Inc. (the “Company”) and The Prudential Insurance Company of America (“Prudential”) entered into an Amendment No. 4 to Note Purchase Agreement and Limited Waiver pursuant to which the terms of the Company’s minimum net worth covenant under the existing Note Purchase Agreement were amended to account for the non-cash effects of ceiling test write-downs from the first quarter of 2009. As part of this amendment, Prudential also agreed to waive a technical default that occurred as of March 31, 2009, under the minimum net worth covenant contained in the Note Purchase Agreement as a result of the Company’s ceiling test write-down of the value of its oil and natural gas properties as of such date. In addition, the Note Purchase Agreement was amended to provide that any election by the Company to measure an item of indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) will be disregarded for purposes of determining the Company’s compliance with the financial covenants contained in the Note Purchase Agreement. The Company was not charged an amendment fee by Prudential for these amendments and waiver. There were no other material changes to the Note Purchase Agreement.

Item 2.02	Results of Operations and Financial Condition.

On May 7, 2009, the Company issued a press release announcing its financial results for the first quarter of 2009 and including an operational update. The press release also provided information for accessing a related conference call. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

See the Index to Exhibits for information regarding the exhibits to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Date: May 6, 2009

INDEX TO EXHIBITS

10.1	Amendment No. 4 to Note Purchase Agreement and Limited Waiver dated May 6, 2009, between GMX Resources Inc. and The Prudential Insurance Company of America

99.1	Press release dated May 7, 2009.